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                              [COMPANY LETTERHEAD]


FOR IMMEDIATE RELEASE


          PULASKI FINANCIAL REPORTS SUBSTANTIAL Q1 GROWTH IN CORE LOAN PORTFOLIO, FEE REVENUE TO COUNTER DIP IN MORTGAGE REFINANCING

           o  NET INCOME OF $1.4 MILLION MATCHES RECORD PRIOR-YEAR Q1
           o  RETAINED LOAN PORTFOLIO GROWS 13%--$37 MILLION--IN Q1
           o  TOTAL ASSETS UP 9%
           o  NET INTEREST INCOME AFTER LOSS PROVISION INCREASES 13%
           o  RETAIL BANKING FEES INCREASE 16%

ST. LOUIS,  JANUARY 26,  2004--Pulaski  Financial Corp.  (Nasdaq:  PULB), citing strategic initiatives designed to counter the long-anticipated drop in residential mortgage refinancing activity, today reported first-quarter net income of $1.4 million, or $0.24 per diluted share. That kept pace with the prior year's record first-quarter results of $1.4 million, or $0.25 per diluted share, when the mortgage-refinancing boom was peaking. Per share amounts have been adjusted to reflect the 2-for-1 stock split in July 2003. Total assets increased 9 percent to $439 million at the end of the quarter on December 31, 2003, from $401 million at September 30, 2003, due primarily to a 13 percent growth in portfolio lending.

"This is a transitional year for us--in which we intend to equal last year's record-setting results--as we shift our focus from the surge in mortgage refinancing over the past two years to further building on the bank's core strengths as well as developing new ones," said William A. Donius, chairman, president and chief executive officer. "As we have stated frequently in recent months, we have been planning for this and already are successfully executing our growth strategy. We are seeing dramatic increases in the bank's core loan portfolio, already climbing $37 million in the quarter due to increases in mortgage, home equity lines of credit and commercial loans.

"We remain focused on the four retail-banking strategies--mortgage lending, checking accounts, retail banking fees and deposits," Donius said. "These have served us well over the past five years, and now we are getting a lift from the expansion of our commercial lending division--our fifth core product. All of this bodes well for future quarters.

"We offset the 34 percent decline in mortgages through increased net interest income, greater retail banking revenue, gains on the sale of equity securities and strong cost controls," Donius added. During the quarter the bank sold $194.6 million in mortgage loans compared with $287.3 million for the December 2002 quarter.

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"We maintain our focus on the home purchase portion of the mortgage market,  and the bank continues to be one of the top mortgage lenders in both St. Louis and Kansas City," Donius said.

RETAINED LOAN PORTFOLIO GROWS 13% IN FIRST QUARTER

"The real highlight of the quarter was the growth of the retained loan portfolio," Donius said. "We experienced well-balanced growth, with home equity balances increasing 18 percent, or $15.9 million, followed by commercial and residential mortgages increasing $17.5 million and construction and development loans increasing $4.2 million."

IMPROVED NET INTEREST MARGIN, RETAIL BANKING FEES

Net interest income increased $264,000 to $3.5 million due to a 10 basis point increase in the net interest margin to 3.64 percent during the first quarter compared with the same period in 2002. The increase in net interest income was due primarily to growth in the retained portfolio, which was partially offset by declines in interest income on loans held for sale. The bank's current year net interest margin is benefiting from the $10 million of high-cost, long-term Federal Home Loan Bank advances that were retired in fiscal 2003.

Retail banking revenues for the quarter increased 16 percent to $530,000 from $455,000 in the December 2002 quarter.

"Retail banking revenue is driven by checking accounts," Donius noted. "Over the past year we increased the number of checking accounts by 21 percent, or 2,400 accounts. As we continue to win over checking accounts in our markets, we expect these fees will continue to grow."

OPERATING REVENUE, EXPENSES

The bank had a $280,000 gain on the sale of equity securities during the quarter. Operating expenses increased slightly from $3 million for the December 2002 quarter to $3.2 million for the December 2003 quarter. The increase was due primarily to increased office occupancy expense of $279,000, or 45 percent, over the previous year due to the addition of new branch offices in O'Fallon, Missouri, the purchase of a branch in Kansas City, Missouri, and the purchase of an additional office building adjacent to the corporate headquarters in Creve Coeur, Missouri.

"These are all investments in the future designed to accommodate continued growth," Donius said.

Compensation expense decreased 11 percent, or $184,000, as a result of reduced staffing costs related to lower lending activity, and lower ESOP and other employee benefits costs.

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STRONG GROWTH PROSPECTS

"We anticipate a similar earnings level this fiscal year as last year in what was the record-setting mortgage refinance boom of 2003," Donius said. "We expect the portfolio growth that we experienced in the first quarter to continue during the remainder of the year. This portfolio expansion will translate into increased net interest income. In addition, the bank expects to book continued growth in the retail banking area. The bank also plans to realize gains from additional equity securities sales during the course of the year. The growth in the loan portfolio will have a more dramatic impact on the company in fiscal 2005."

NEW TITLE BUSINESS ON THE HORIZON

Donius added that Pulaski Bank will be launching a new title insurance business that will "further build on our goal of becoming a truly one-stop shop for consumer and commercial banking needs."

John Banjak, 36, formerly president and general counsel of Abstar Title in St. Louis, has joined Pulaski as senior vice president and president of title operations. In addition to his duties as head of the bank's new title division, Banjak will develop business in the areas of commercial lending, commercial deposits and residential lending.

Prior to joining Abstar, Banjak managed the commercial division of U.S. Title Guaranty Company of St. Louis, and he previously served as regional underwriting counsel for Old Republic National Title Company. Before beginning his career in the title industry, Banjak was an associate with the law firm of King, Koster, King, Hellmich and Hentz, a firm known for its real estate and zoning expertise, and an assistant to the attorney general for the state of Missouri from 1993 to 1996. He is licensed to practice law in Missouri and Illinois, is a member of the Bar Association of Metropolitan St. Louis, and serves on the board of directors for Boys and Girls Town of Missouri. Banjak lectures frequently on behalf of a variety of organizations, including the Center for Financial
Training, The Missouri Land Title Association and the St. Louis Community College District. He has a bachelor of science degree in finance from Indiana University and received his law degree from Washington University in St. Louis.

CONFERENCE CALL TODAY

Pulaski Financial management will discuss first-quarter results and other developments today during a conference call beginning at 11 a.m. Eastern, 10 a.m. Central, 9 a.m. Mountain and 8 a.m. Pacific. The call also will be simultaneously webcast and archived for three months at http://www.viavid.net/detailpage.aspx?sid=00001954. Participants may dial in for the live call at (201) 689-8359. A replay will be available through February 9, 2004, at (201) 612-7415, using account code 3055 and conference ID 91561.

Pulaski Financial Corp., operating in its 81st year through its subsidiary, Pulaski Bank, serves customers throughout the
St.     Louis     and     Kansas     City      metropolitan      areas.      The

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bank  offers a full  line of  quality  retail  banking products  through  seven full-service offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and comparative data.

STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS", "ANTICIPATES", "BELIEVES" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION CONTACT:

  William A. Donius, President & CEO              Karl Plath or Brien Gately
  Pulaski Financial Corp.                         The Investor Relations Company
  (314) 878-2210 Ext. 3610                        (847) 296-4200


                                TABLES FOLLOW...


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

                             PULASKI FINANCIAL CORP.
                  UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                               At Dec 31,            At Sept 30,
                                                                  2003                  2003
                                                                  ----                  ----
                                                             (in thousands)        (in thousands)
SELECTED BALANCE SHEET  DATA:

Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $439,497                  $401,403
Loans receivable retained, net. . . . . . . . . . . . . . .   313,454                   276,894
Loans held for sale, net. . . . . . . . . . . . . . . . . .    49,350                    61,124
Investment securities . . . . . . . . . . . . . . . . . . .     7,430                     8,162
FHLB stock. . . . . . . . . . . . . . . . . . . . . . . . .     4,275                     3,880
Mortgage-backed & related securities . . . . . . .  . . . .     8,217                     8,862
Cash and cash equivalents . . . . . . . . . . . . . . . . .    31,981                    18,656
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .   305,223                   313,607
FHLB advances . . . . . . . . . . . . . . . . . . . . . . .    84,500                    31,500
Stockholders equity . . . . . . . . . . . . . . . . . . . .    37,012                    36,383
Book value per share. . . . . . . . . . . . . . . . . . . .      6.83                      6.70

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                  1.11%                     1.24%
Nonperforming assets as a percent of total assets                0.95%                     1.07%
Allowance for loan losses as a percent of total loans            1.13%                     1.13%
Allowance for loan losses as a percent of loans retained         1.31%                     1.38%
Allowance for loan losses as a percent of nonperforming loans  102.06%                    91.31%


                                                                   Three months ended Dec 31,
                                                                   2003               2002
                                                                   ----               ----
SELECTED OPERATING DATA:                                     (in thousands except per share data)
Interest income . . . . . . . . . . . . . . . . . . . . . .  $  5,094                   $ 5,298
Interest expense . . . . . . . . . . . . . . . . . . . .  .     1,626                     2,094
                                                             --------                   -------
Net interest income . . . . . . . . . . . . . . . . . . . .     3,468                     3,204
Provision for loan losses . . . . . . . . . . . . . . . . .       263                       376
                                                             --------                   -------
Net interest income after provision for loan losses . . . .     3,205                     2,828
Retail banking fees . . . . . . . . . . . . . . . . . . . .       530                       455
Mortgage revenues . . . . . . . . . . . . . . . . . . . . .     1,152                     1,749
Insurance commissions . . . . . . . . . . . . . . . . . . .        42                        26
Gain on sale of securities. . . . . . . . . . . . . . . . .       280                        24
Other . . . . . . . . . . . . . . . . . . . . . . . . . . .       201                       186
                                                             --------                   -------
   Total non-interest income. . . . . . . . . . . . . . . .     2,205                     2,440
Compensation expense. . . . . . . . . . . . . . . . . . . .     1,460                     1,645
Other . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,710                     1,310
                                                             --------                   -------
   Total non-interest expense . . . . . . . . . . . . . . .     3,170                     2,955
Income before income taxes. . . . . . . . . . . . . . . . .     2,240                     2,313
Income taxes. . . . . . . . . . . . . . . . . . . . . . . .       836                       866
                                                             --------                   -------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,404                   $ 1,447
                                                             ========                   =======
PER SHARE DATA
Weighted average shares outstanding-basic                   5,370,094                 5,382,538
Weighted average shares outstanding-diluted                 5,777,400                 5,688,052
EPS-basic                                                      $ 0.26                    $ 0.27
EPS-diluted                                                    $ 0.24                    $ 0.25
Dividends                                                      $ 0.06                    $ 0.05

PERFORMANCE RATIOS:
Return on average assets                                         1.36%                     1.51%
Return on average equity                                        15.08%                    17.19%
Interest rate spread                                             3.51%                     3.38%
Net interest margin                                              3.64%                     3.54%

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